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                                  April 9, 1999

THE ROTTLUND COMPANY, INC.                                    EXHIBIT 5.1
2681 Long Lake Road
Minneapolis, M 55113

         Re: The Rottlund Company, Inc. 1992 Stock Option Plan and Employee Stock Purchase Plan
                  Registration Statement on Form S-8

Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of an aggregate of 425,000 additional Shares ("Shares") of the Common Stock, $.10 par value per share ("Common Stock"), of The Rottlund Company, Inc. ("Company"). The Shares consist of 300,000 additional Shares which may be issued upon the exercise of options granted under The Rottlund Company, Inc. 1992 Stock Option Plan (the "Option Plan") and 125,000 additional Shares which may be issued pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). We have examined such documents, certificates, and records as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Option Plan or Purchase Plan, as the case may be, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

         We understand that this opinion is to be used in connection with the Registration Statement and hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.